SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported) September 1, 1998



                       HARRIS CHEMICAL NORTH AMERICA, INC.
             (Exact name of registrant as specified in its charter)



DELAWARE                          33-67546                   48-1135402
--------                          --------                   ----------
(State or other jurisdiction      (Commission File           (IRS Employer
of incorporation)                   Number)                  Identification No.)

2100 Sanders Road                                            60062
Northbrook, Illinois 60062                                   -----
(Address of principal executive offices)                     (Zip Code)



                                 (847) 272-9200
              (Registrant's telephone number, including area code)

Item 5.           Other Events.

         IMC Global Inc. (NYSE: IGL) today announced that its subsidiary, Sifto Canada Inc. ("Sifto"), is commencing a cash tender offer for its outstanding aggregate principal amount of 8-1/2% Senior Secured Notes due 2000 (the "Notes") of approximately $97 million. The purchase price for each $1,000 principal amount of Notes validly tendered and accepted for purchase shall be an amount based on a 50 basis point spread over the yield to maturity (calculated in accordance with standard market practice) of the 5-3/8% U.S. Treasury Note due July 31, 2000, as of 2:00 p.m., New York City time, on the second business day immediately preceding the expiration date of the offer (the "Tender Offer Yield").
         Specifically, the total purchase price will equal (a) the value per $1,000 principal amount of Notes of all remaining payments of principal thereof and interest thereon to be made through the maturity date, discounted to the settlement date at the discount rate equal to the Tender Offer Yield, minus (b) accrued and unpaid interest per $1,000 principal amount to, but not including, the settlement date. A portion of the total purchase price will constitute the consent payment discussed below. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on September 29, 1998, unless extended.
         In conjunction with the tender offer, Sifto is also soliciting consents from the registered holders of its Notes to effect certain amendments to the indenture under which the Notes were issued. Holders who provide consents to the proposed amendments prior to the consent payment deadline will receive a consent payment of $15.00 per $1,000 principal amount of Notes tendered and accepted for purchase pursuant to the related offer. The consent payment deadline for the Notes will be 12:00 midnight, New York City time, on the later to occur of (i) the date on which consents have been received from holders of a majority in principal amount of the Notes and (ii) September 15, 1998, unless extended.

         IMC Global stated that the Sifto tender offer was part of an overall refinancing of debt assumed in its April 1998 acquisition of Harris Chemical Group, Inc. and affiliated companies and that, in this connection, it anticipated that other Harris long-term debt in an aggregate principal amount of approximately $585 million was expected to be redeemed on or about October 15, 1998. In connection with the tender offer, IMC Global disclosed that it is exploring strategic options, including the possible divestiture of certain chemical assets and businesses which were acquired as part of the Harris acquisition, but which were not deemed to be core to IMC Global's strategy.
         Salomon Smith Barney is the dealer manager and solicitation agent, and Beacon Hill Partners, Inc. is the information agent for the tender offer. Requests for documentation and questions regarding the tender offer and consent solicitation should be directed to Beacon Hill Partners, Inc. at (800) 755-5001. Questions regarding the tender offer and consent solicitation may also be directed to Salomon Smith Barney at (800) 558-3745.
         This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any Notes. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement.
         IMC Global is one of the world's leading producers and suppliers of agricultural products and services, salt and industrial chemicals. With 1997 revenues and EBITDA of nearly $3 billion and $530 million, respectively, the Company is among the world's largest producers and marketers of phosphate and potash crop nutrients and animal feed ingredients. It also is one of the nation's leading distributors of agricultural products and services through its FARMARKET(R) and Rainbow(R) distribution networks. The Company is the world's third-largest producer of both salt and soda chemicals. It also produces sodium bicarbonate, boron chemicals and magnesium chloride.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       HARRIS CHEMICAL NORTH AMERICA, INC.
                                               (Registrant)


                                       By: /s/ J. Bradford James
                                       ----------------------------
                                            J. Bradford James
                                               Vice President
                                    (Principal Financial and Accounting Officer)

Dated: September 16, 1998